EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter and Year Ended December 31, 2018

HOUSTON, March 14, 2019 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

  Net income of $1.6 million, or $0.10 per diluted share
  Sales growth of 7.0% to $87.9 million
  Operating income of $3.2 million, increase of $0.2 million

Full Year 2018 Highlights

  Net income of $8.6 million, or $0.52 per diluted share
  Sales of $356.9 million, up 12.3%
  Gross margin of 23.9%, improvement of 100 basis points
  Operating expense to sales of 20.0%, improvement of 140 basis points
  Operating income of $13.9 million, increase of $9.3 million
  Cash from operating activities of $5.3 million

Fourth Quarter Summary
James Pokluda, President and Chief Executive Officer commented, “We are pleased that the upward momentum we experienced in the third quarter continued into the fourth quarter. This marks the eighth consecutive quarter with year-over-year growth since Q4 2016.  We estimate that aggregate decreases in metals prices in 2018 reduced sales by approximately 1% during the quarter.  We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, decreased 1%, while Maintenance, Repair, and Operations (MRO) sales increased 10%, as compared to the fourth quarter of 2017.”

Gross margin at 23.9% decreased 150 basis points from the fourth quarter of 2017, primarily due to adjustments to customer and supplier rebates in the prior year which to some degree was offset by incrementally higher product margins driven by pricing discipline and product mix.  Sequentially, gross margin increased 10 basis points, indicating that the margin improvement plan is continuing to work.  Operating expenses of $17.8 million were down half a percentage point from the fourth quarter of 2017 and down 3.0% sequentially.  Operating expenses as a percentage of sales decreased 160 basis points to 20.2% from 21.8% in Q4 2017.

Quarterly interest expense of $0.8 million was up 29.3% from $0.6 million in the prior year period.  Average debt levels for the quarter of $70.8 million decreased $4.4 million or 5.9% from $75.3 million in 2017, while the effective interest rate increased from 3.0% to 4.1% in 2018.

The effective tax rate for the quarter was 33.3% compared to the 2017 rate of 16.4%.  The main differences resulted from a 2017 valuation allowance credit of 43.7% that was partially offset by an additional deferred tax expense of 13.7% from the 2017 Tax Cuts & Jobs Act.

The results of operations produced net income of $1.6 million, as compared to $2.0 million in 2017.

Twelve Month Summary
Sales for the year ended December 31, 2018 were $356.9 million, up 12.3% from $317.7 million in 2017. We estimate that higher metals prices in 2018 represented approximately 4% of the sales increase.  We estimate sales for our project business increased 17%, while MRO sales increased 11%, as compared to 2017.

Gross margin at 23.9% was up 100 basis points from the 2017 period.  “Improved pricing discipline and greater customer product demand contributed to the margin increase,” said Mr. Pokluda.

Operating expenses at $71.3 million increased 4.8% from the prior year amount of $68.1 million. The majority of the increase was due to increased variable compensation and operating expenses associated with increased activity and profitability.  Operating expenses as a percentage of sales decreased 140 basis points from 21.4% in 2017 to 20.0% in 2018.

Interest expense of $2.9 million increased 40.2% from $2.1 million in 2017.  The increase reflected a combination of higher average debt to fund additional working capital of $5.0 million and higher average interest rates, which rose from 2.8% in 2017 to 3.7% in 2018.

Income tax expense decreased 14.5% to $2.4 million from $2.8 million in 2017 as the effective income tax rate was 21.4% in 2018 compared to 108.8% in 2017. The 2018 tax rate included a benefit of 9.5% for the release of the valuation allowance on our net deferred tax assets and an expense of 1.2% for share-based compensation. This compares to the 2017 tax rate which included a 41.0% charge for the establishment of a valuation allowance on our net deferred tax assets, 15.2% for share-based compensation expense and a 12.9% charge for deferred tax expense resulting from the 2017 Tax Cuts & Jobs Act.

The results of operations generated net income of $8.6 million, compared to a net loss of $0.2 million in 2017.  Mr. Pokluda commented, “2018 continued to be a year of recovery and overall I am pleased with these results when compared to 2017.  The increase in net income of $8.9 million was realized through the very hard work of our valued team members, outstanding pricing discipline, and very high levels of profitability pull-through to the bottom line through superior execution of our strategic plan. I am also pleased that we have extended, at substantially the same terms, our credit facility with Bank of America until March 12, 2024.”

Conference Call
The Company will host a conference call to discuss fourth quarter and full year results, Friday, March 15, 2019, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID #9994212

Approximately two hours after the completion of the live call, a telephone replay will be available until March 22, 2019.

Replay, Toll-Free #: (855)859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 9994212

About the Company
With 44 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

Houston Wire & Cable Company
Consolidated Balance Sheets

	December 31,
	2018	2017
	(In thousands, except share data)

Assets
Current assets:
Cash	$1,393	$—
Accounts receivable, net
Trade	52,946	51,031
Other	6,847	6,365
Inventories, net	94,325	88,115
Income tax receivable	435	449
Prepaids	737	1,938
Total current assets	156,683	147,898

Property and equipment, net	11,456	11,355
Intangible assets, net	11,179	12,015
Goodwill	22,353	22,353
Deferred income taxes	930	—
Other assets	456	418
Total assets	$203,057	$194,039

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$—	$3,028
Trade accounts payable	11,253	8,449
Accrued and other current liabilities	19,232	16,823
Total current liabilities	30,485	28,300

Debt	71,316	73,555
Deferred income taxes	—	414
Other long-term obligations	578	1,026
Total liabilities	102,379	103,295

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,611,651 and 16,491,181 shares outstanding at December 31, 2018 and 2017, respectively	21	21
Additional paid-in capital	53,514	54,006
Retained earnings	105,975	97,336
Treasury stock	(58,832)	(60,619)
Total stockholders’ equity	100,678	90,744

Total liabilities and stockholders’ equity	$203,057	$194,039

Houston Wire & Cable Company
 Consolidated Statements of Operations
(In thousands except, share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Sales	$87,906	$82,146	$356,858	$317,697
Cost of sales	66,927	61,303	271,650	245,035
Gross profit	20,979	20,843	85,208	72,662

Operating expenses:
Salaries and commissions	9,232	9,923	38,110	36,570
Other operating expenses	7,946	7,413	30,962	28,716
Depreciation and amortization	551	538	2,178	2,772
Impairment charge	60	—	60	—
Total operating expenses	17,789	17,874	71,310	68,058

Operating income	3,190	2,969	13,898	4,604
Interest expense	751	581	2,907	2,073
Income before income taxes	2,439	2,388	10,991	2,531
Income taxes	811	392	2,355	2,753
Net income	$1,628	$1,996	$8,636	$(222)

Earnings per share:
Basic	$0.10	$0.12	$0.53	$(0.01)
Diluted	$0.10	$0.12	$0.52	$(0.01)
Weighted average common shares outstanding:
Basic	16,416,785	16,295,570	16,389,876	16,269,611
Diluted	16,563,221	16,391,330	16,523,599	16,269,611

Houston Wire & Cable Company
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2018	2017

Operating activities
Net income	$8,636	$(222)
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charge	60	—
Depreciation and amortization	2,178	2,772
Amortization of unearned stock compensation	1,298	1,176
Provision for doubtful accounts	73	68
Provision for inventory obsolescence	615	34
Deferred income taxes	(1,344)	1,314
Other non-cash items	62	222
Changes in operating assets and liabilities:
Accounts receivable	(2,507)	(12,719)
Inventories	(6,825)	(7,942)
Income taxes	14	1,499
Prepaid expenses	1,201	(1,368)
Book overdraft	(3,028)	(153)
Trade accounts payable	2,804	38
Accrued and other current liabilities	2,460	3,571
Other operating activities	(359)	368
Net cash provided by (used in) operating activities	5,338	(11,342)

Investing activities
Expenditures for property and equipment	(1503)	(1,769)
Proceeds from disposals of property and equipment	20	8
Cash paid for acquisition	—	193
Net cash used in investing activities	(1,483)	(1,568)

Financing activities
Borrowings on revolver	367,513	333,301
Payments on revolver	(369,752)	(320,133)
Proceeds from exercise of stock options	—	—
Payment of dividends	(48)	(81)
Purchase of treasury stock	(175)	(177)
Net cash used in financing activities	(2,462)	12,910

Net change in cash	1,393	—
Cash at beginning of year	—	—

Cash at end of year	$1,393	$—
Supplemental disclosures
Cash paid during the year for interest	$2,811	$1,961
Cash paid during the year for income taxes	$3,696	$64

CONTACT:

     Chris Micklas
     Chief Financial Officer
     Direct:  713.609.2114
     Fax:  713.609.2168
     cmicklas@houwire.com